Exhibit 28(d)(li)
AMENDMENT NO. 2
TO THE
SUBADVISORY AGREEMENT
     This AMENDMENT NO. 2 TO THE SUBADVISORY AGREEMENT is effective as of July 20, 2009, by and between SUNAMERICA ASSET MANAGEMENT CORP. (formerly, AIG SunAmerica Asset Management Corp.), a Delaware corporation (the “Adviser”), and WELLS CAPITAL MANAGEMENT INCORPORATED, a California corporation (the “Subadviser”).
W I T N E S S E T H:
     WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement;
     WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated May 1, 2007, as amended October 2, 2007 (the “Subadvisory Agreement”) with respect to the Trust; and
     WHEREAS, the parties wish to amend the Subadvisory Agreement as set forth below.
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
1. Schedule A to the Subadvisory Agreement is hereby amended to reflect the addition of the SunAmerica Series Trust Aggressive Growth Portfolio. Schedule A is also attached hereto.

Annual Fee
(as a percentage of the average
daily net assets the Subadviser
Portfolio(s)	manages in the portfolio)
Aggressive Growth Portfolio	0.450% on the first $100 million
0.400% on the next $100 million
0.350% over $200 million
Subadviser shall manage the Aggressive Growth Portfolio assets and shall be compensated as noted above.
2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.
4. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.
     IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

SUNAMERICA ASSET MANAGEMENT CORP.
By:	/s/ PETER A. HARBECK
	Name:	Peter A. Harbeck
	Title:	President & CEO

WELLS CAPITAL MANAGEMENT INCORPORATED
By:	/s/ MATT MAROTZ
	Name:	Matt Marotz
	Title:	Client Service Manager

Schedule A
Effective July 20, 2009

Annual Fee
(as a percentage of the average
daily net assets the Subadviser
Portfolios	manages in the portfolio)
Aggressive Growth Portfolio	0.450% on the first $100 million 0.400% on the next $100 million 0.350% over $200 million

Fundamental Growth Portfolio	0.450% on the first $150 million 0.425% on the next $150 million 0.350% over $300 million

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